Exhibit 4.3

PCL EMPLOYEES HOLDINGS LTD.

REGULAR EMPLOYEE STOCK PURCHASE PLAN

CLASS 2 SERIES ‘07 COMMON NON-VOTING SHARES

1. Establishment of Plan. PCL Employees Holdings Ltd. (the “Company”), proposes to sell shares of its Class 2 Series ‘07 Common Non-Voting Shares (the “Plan Shares”) to Eligible Employees (as defined below) pursuant to this Employee Stock Purchase Plan (the “Plan”).

2. Purpose; Nature of Plan.

(a) The purpose of this Plan is to provide Eligible Employees with a means of acquiring an equity interest in the Company. Because the Company’s shares are not publicly traded and are generally nontransferable except to the Company, Eligible Employees do not have an opportunity to acquire an equity interest in the Company except by purchasing directly from the Company. The Company, by means of the Plan, seeks to enhance the Eligible Employees’ sense of participation in the affairs of the Company and its subsidiaries, and to provide an incentive for such Eligible Employees to exert maximum efforts for the success of the Company.

(b) It is the Company’s practice to determine annually the number, if any, and type of equity interests to be offered to employees in that year and to adopt one or more employee stock purchase plans pursuant to which such equity interests will be offered in that year. Those plans generally are of two types: (i) “Universal Plans” under which shares are offered to all employees who have been employed by the Company for a specified period of time, up to a specified aggregate maximum number of shares, and (ii) “Regular Plans” under which shares are offered to employees approved by the Board of Directors of the Company (the “Board”) based on various criteria, including position, performance and existing share ownership. This Plan is a Regular Plan. References in this Plan to “Universal Plans” mean all Universal Plans heretofore or hereafter adopted by the Company and references to “Regular Plans” mean this Plan and all other Regular Plans heretofore or hereafter adopted by the Company. The shares of stock offered each year are identified by a Series designation that indicates the year of issuance and a Class designation that indicates whether such shares are voting or nonvoting and whether such shares were offered in Canada or the United States. The Class designations are as follows:

Class 1         Non-Voting/U.S.

Class 2         Non-Voting/Canada

Class 3         Voting/U.S.

Class 4         Voting/Canada

References in this Plan to “Common Shares” includes all of the Company’s common shares of all Series and Classes heretofore or hereafter authorized or issued.

3. Shares Available for Issuance. A total of 2,000,000 Plan Shares is available for issuance under this Plan. Such number shall be subject to adjustment upon the occurrence of certain events described in Section 10 of this Plan.

4. Administration. This Plan shall be administered by the Board, unless and until the Board delegates administration of the Plan to a committee appointed by the Board. As used in this Plan, references to the “Board” shall include any such committee, if such a committee has been established. Subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Board and its decisions shall be final and binding upon all participants. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

5. Eligibility; Participation in the Plan.

(a) An “Eligible Employee” shall mean any employee who has been designated by the Board, in the Board’s sole discretion, as eligible to participate in the Plan. The Board shall determine how many Plan Shares to offer to each Eligible Employee under this Plan based on criteria established by it.

(b) The Board shall offer Eligible Employees the opportunity to purchase Plan Shares under this Plan on one occasion during 2007. The Board shall establish such forms and procedures as it deems appropriate for making that offer and for the acceptance of the offer by Eligible Employees who elect to purchase. The Board shall have the authority, in its sole discretion, to modify or waive compliance by any Eligible Employee with any such procedures.

6. Purchase Price. The purchase price per share at which shares of Common Stock will be sold pursuant to this Plan shall be determined by the Board in accordance with Section XI of the PCL Employees Holdings Ltd. Unanimous Shareholder Agreement, as amended from time to time (the “Shareholder Agreement”).

7. Payment of Purchase Price. The purchase price for shares purchased under the Plan shall be paid by check drawn on a Canadian bank or by bank draft, in each case, payable to the Company in Canadian funds.

8. Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to this Plan shall constitute general funds of the Company.

9. Termination of Employment. Termination of a participant’s employment for any reason, including disability or death, prior to the actual issuance of a certificate for any shares immediately terminates all of his or her rights to purchase Plan Shares. For purposes of this Section 9, an employee will be not deemed to have terminated employment or failed to remain in the continuous employ of the Company in the event of (a) a transfer from the Company to any subsidiary of the Company or from any subsidiary of the Company to the Company or any other subsidiary, or (b) sick leave, military leave, or any other leave of absence approved by the Board.

10. Capital Changes. The number of Plan Shares which have been authorized for issuance under this Plan but have not yet been issued and the purchase price per share shall be proportionately adjusted for any stock split, stock dividend (but only in the form of Common

Shares), recapitalization, combination or any other increase or decrease in the number of issued and outstanding Common Shares effected without receipt of any consideration by the Company. Such adjustment shall be made by the Board, whose determination shall be final, binding and conclusive.

11. Nonassignability. No rights to purchase or receive Common Shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights shall be void and without effect.

12. Shareholder Agreement; Restriction on Transfer. No employee may purchase shares under this Plan unless and until such employee has signed the Shareholder Agreement and agreed to be bound by the terms and conditions thereof. The shares purchased pursuant to this Plan are subject to the restrictions on transfer and ownership and the repurchase rights of the Company set forth in the Shareholder Agreement. Shares may not be transferred except in compliance with all applicable laws, including, without limitation, Canadian and United States securities laws. In addition to any legend required by the Shareholder Agreement, all certificates evidencing shares issued to employees shall bear any legends which, in the Board’s judgment, are necessary to comply with applicable securities laws.

13. Reports. Within a reasonable time after the end of each fiscal year, the Company shall prepare and distribute a year-end report to its shareholders, which report shall include consolidated financial statements of the Company and its subsidiaries for the fiscal year.

14. No Rights to Continued Employment. Neither this Plan nor the grant of the right to purchase shares hereunder shall confer any right on any employee to remain in the employ of the Company or any subsidiary of the Company, or restrict the right of the Company or any of its subsidiaries to terminate such employee’s employment.

15. Notices. All notices or other communications by a participant under or in connection with the Plan shall be given as provided in the Shareholder Agreement.

16. Term; Shareholder Approval. This Plan shall become effective on the date on which it is adopted by the Board. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within 12 months after the date this Plan is adopted by the Board. This Plan shall continue until the first to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time) or (b) the end of the Company’s 2007 fiscal year.

17. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the Province of Alberta, Canada.

18. Amendments or Termination of this Plan. The Board may, at any time, amend, terminate or extend the term of this Plan, except no amendment may be made without approval of the stockholders of the Company before or within 12 months after the adoption of such amendment if such amendment would: (a) increase the number of shares that may be issued under this Plan, or (b) extend the term of this Plan.

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